THE MARCUS CORPORATION REPORTS SECOND QUARTER RESULTS

Record results for Marcus® Hotels & Resorts; Difficult comparison for Marcus Theatres®;

Year-to-date EPS up nearly 15%

Milwaukee, Wis., Dec. 19, 2013….. The Marcus Corporation (NYSE: MCS) today reported results for the second quarter ended November 28, 2013.

Second Quarter Fiscal 2014 Highlights

•	Total revenues for the second quarter of fiscal 2014 were $100,588,000, compared to nearly identical revenues of $100,633,000 for the second quarter of fiscal 2013.

•	Operating income was $8,810,000 for the second quarter of fiscal 2014, a 9.3% decrease from operating income of $9,717,000 for the second quarter of fiscal 2013.

•	Net earnings attributable to The Marcus Corporation were $3,245,000 for the second quarter of fiscal 2014, a 31.3% decrease from net earnings attributable to The Marcus Corporation of $4,724,000 for the second quarter of fiscal 2013.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.12 for the second quarter of fiscal 2014, a 29.4% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $0.17 for the second quarter of fiscal 2013.

•	Net earnings were impacted by a pre-tax loss of approximately $750,000, or approximately $0.02 per diluted common share, resulting from the sale of the company’s minority ownership interest in a hotel joint venture.

First Half Fiscal 2014 Highlights

•	Total revenues for the first half of fiscal 2014 were $229,620,000, a 5.1% increase from revenues of $218,572,000 for the same period in fiscal 2013.

•	Operating income was $33,157,000 for the first half of fiscal 2014, a 9.9% increase from operating income of $30,172,000 for the first half of fiscal 2013.

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•	Net earnings attributable to The Marcus Corporation were $16,676,000 for the first half of fiscal 2014, an 8.3% increase from net earnings attributable to The Marcus Corporation of $15,403,000 for the first half of fiscal 2013.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.62 for the first half of fiscal 2014, a 14.8% increase from net earnings per diluted common share of $0.54 for the same period in fiscal 2013.

“Marcus Hotels & Resorts continued its steady improvement, reporting record revenues and operating income for the second quarter. Although Marcus Theatres achieved the second-highest revenues in any second quarter in its history, we had a difficult comparison against last year’s record second quarter performance,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Year to date, our overall results are still up nicely, with a 5.1% increase in revenues, a 9.9% increase in operating income and a 14.8% increase in earnings per share.”

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts had another solid quarter, with a 6.5% increase in revenues and a 46.2% increase in operating income. Revenue per available room (RevPAR) for comparable company-owned hotels increased 3.8% in the second quarter and 4.2% for the first half of the fiscal year, driven primarily by increases in the average daily rate,” said Marcus.

Marcus noted that during the fiscal 2014 second quarter, the company agreed to sell its 15% minority interest in the Westin Columbus in Columbus, Ohio, resulting in a pre-tax loss of approximately $750,000. In the second quarter of the prior year, the company’s results were impacted by approximately $750,000 of settlement costs related to litigation involving its Las Vegas property.

“The multi-million-dollar renovation of The Cornhusker, A Marriott Hotel, in Lincoln, Neb. is nearing completion. This extensive project includes the lobby and all guest rooms, meeting space, restaurants and bars, and features our second Miller Time Pub & Grill restaurant. In addition, the renovation of the Westin® Atlanta Perimeter North in Atlanta, Ga. is currently underway and includes the hotel’s 372 guest rooms as well as its restaurant, lounge, meeting and banquet facilities,” said Thomas F. Kissinger, interim president of Marcus Hotels & Resorts and senior executive vice president of The

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Marcus Corporation. Marcus Hotels & Resorts is the majority owner of The Cornhusker and a minority partner in a joint venture that owns the Westin Atlanta.

Kissinger also noted that a major renovation of the guest rooms in the modern tower addition of The Pfister hotel in Milwaukee, Wis. has begun. The hotel recently celebrated the 120th anniversary of its opening in 1893.

Marcus Theatres®

“Marcus Theatres had a good second quarter from a historical perspective that resulted in our second highest revenues ever. We had a solid slate of films that appealed to a variety of audiences and set the stage for the typically strong holiday movie season. Unfortunately, however, we were up against a record-setting film slate last year that included several more hit movies than we had this year. Last year's results also included the full Thanksgiving weekend box office as the holiday fell earlier on the calendar than it did this year,” said Marcus.

“The top-five best performing films for Marcus Theatres in the second quarter were The Hunger Games: Catching Fire, Gravity (3D), Thor: The Dark World (3D), Cloudy with a Chance of Meatballs 2 (3D) and Captain Phillips,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

“The third quarter is off to a good start with the strong performance of The Hunger Games and the recent opening of Frozen (3D) and The Hobbit: The Desolation of Smaug (3D),” said Rodriguez. “Other upcoming holiday films with good box-office potential include Saving Mr. Banks, Walking with Dinosaurs (3D), Anchorman 2: The Legend Continues, American Hustle, The Wolf of Wall Street and The Secret Life of Walter Mitty.”

“Building on the strong success of our spacious DreamLoungerSM electric all-recliner seating at our Majestic Cinema of Omaha in Omaha, Neb., we recently expanded our DreamLounger recliner seating to all of the auditoriums at our theatres in Addison, Ill., Oakdale, Minn. and Columbus, Ohio. These three theatres are also the first to debut our UltraScreen DLX™ concept that combines an UltraScreen® at least 65 feet wide and three stories tall with all-reserved DreamLounger recliner

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seating. The result is a dramatic movie-going experience unlike any other,” said Rodriguez. “We plan to install DreamLounger all-recliner seating at additional theatres in the coming months.”

“At two of the new all-recliner seating theatres, the Marcus Addison Cinema and the Marcus Crosswoods Cinema in Columbus, we have taken the concept even further with the installation of the Dolby® Atmos™ sound platform. This next-generation technology enables filmmakers to create lifelike virtual reality sound by placing or moving sounds anywhere in the theatre auditorium. We plan to install Dolby Atmos at additional select screens over the next two years,” said Rodriguez.

Rodriguez noted that the company’s 15th premium large format UltraScreen opened at the Gurnee Cinema in Gurnee, Ill. during the second quarter. The auditorium features a state-of-the art dual 4K projection system for brighter and clearer 3D imagery and an Auro 11.1 immersive sound system, the first of its kind in the Chicago market.

Balance Sheet

“We have repurchased a total of 96,000 shares of our common stock during the first half of the fiscal year and ended the second quarter with a debt-to-total capitalization ratio of 42%. With our strong financial position and defined growth strategies, we have the pieces in place to continue to grow our two businesses, while also returning capital to our shareholders,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, December 19, 2013, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-857-244-7320 and entering the passcode 86519291. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, December 26, 2013, by dialing 1-888-286-8010 and entering the passcode 28044477. The webcast will be archived on the company’s website until its next earnings release.

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About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 685 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in 10 states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	November 28,	November 29,	November 28,	November 29,
	2013	2012	2013	2012

Revenues:
Theatre admissions	$27,973	$30,660	$70,082	$69,138
Rooms	28,548	26,580	61,118	56,544
Theatre concessions	15,876	16,542	39,565	37,521
Food and beverage	15,546	14,890	31,076	29,659
Other revenues	12,645	11,961	27,779	25,710
Total revenues	100,588	100,633	229,620	218,572

Costs and expenses:
Theatre operations	25,461	25,698	60,084	58,264
Rooms	10,160	9,290	20,852	19,147
Theatre concessions	4,768	4,403	10,906	9,960
Food and beverage	11,491	10,556	23,037	21,285
Advertising and marketing	6,529	6,102	13,413	12,507
Administrative	11,126	12,301	23,370	23,063
Depreciation and amortization	8,457	8,586	16,784	16,899
Rent	2,115	2,118	4,240	4,231
Property taxes	3,752	3,520	7,174	7,155
Other operating expenses	7,919	7,925	16,603	15,472
Impairment charge	-	417	-	417
Total costs and expenses	91,778	90,916	196,463	188,400

Operating income	8,810	9,717	33,157	30,172

Other income (expense):
Investment income	17	19	20	43
Interest expense	(2,584)	(2,317)	(4,978)	(4,391)
Gain (loss) on disposition of property, equipment and other assets	(789)	4	(772)	26
Equity earnings (losses) from unconsolidated joint ventures, net	54	17	(29)	(23)
	(3,302)	(2,277)	(5,759)	(4,345)

Earnings before income taxes	5,508	7,440	27,398	25,827
Income taxes	2,026	2,653	11,070	10,361
Net earnings	3,482	4,787	16,328	15,466
Net earnings (loss) attributable to noncontrolling interests	237	63	(348)	63
Net earnings attributable to The Marcus Corporation	$3,245	$4,724	$16,676	$15,403

Net earnings per common share attributable to The Marcus Corporation - diluted	$0.12	$0.17	$0.62	$0.54

Weighted-average shares outstanding - diluted	27,130	28,148	27,108	28,549

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	November 28,	May 30,
	2013	2013

Assets:

Cash and cash equivalents	$19,993	$18,053
Accounts and notes receivable	10,311	8,568
Refundable income taxes	-	255
Deferred income taxes	2,912	2,877
Other current assets	6,594	6,384
Property and equipment, net	625,359	625,757
Other assets	85,225	84,802

Total Assets	$750,394	$746,696

Liabilities and Shareholders' Equity:

Accounts payable	$21,763	$25,330
Income taxes	2,680	-
Taxes other than income taxes	15,679	14,000
Other current liabilities	38,294	36,123
Current portion of capital lease obligation	4,712	4,562
Current maturities of long-term debt	32,902	11,193
Capital lease obligation	25,860	28,241
Long-term debt	201,714	231,580
Deferred income taxes	42,534	43,516
Deferred compensation and other	35,924	35,455
Equity	328,332	316,696

Total Liabilities and Shareholders' Equity	$750,394	$746,696

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended November 28, 2013
Revenues	$46,772	$53,704	$112	$100,588
Operating income (loss)	5,307	7,045	(3,542)	8,810
Depreciation and amortization	4,147	4,169	141	8,457

13 Weeks Ended November 29, 2012
Revenues	$50,013	$50,447	$173	$100,633
Operating income (loss)	8,720	4,819	(3,822)	9,717
Depreciation and amortization	4,278	4,180	128	8,586

26 Weeks Ended November 28, 2013
Revenues	$115,884	$113,514	$222	$229,620
Operating income (loss)	22,220	17,943	(7,006)	33,157
Depreciation and amortization	8,133	8,350	301	16,784

26 Weeks Ended November 29, 2012
Revenues	$112,365	$105,886	$321	$218,572
Operating income (loss)	21,998	15,052	(6,878)	30,172
Depreciation and amortization	8,488	8,156	255	16,899

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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